Exhibit 4.1

AMENDED AND RESTATED AMENDMENT NO. 4

TO REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED AMENDMENT NO. 4 TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is dated as of February 27, 2004, by and among (a) FRIENDLY ICE CREAM CORPORATION, a Massachusetts corporation (the “Borrower”), (b) the Lenders and (c) FLEET NATIONAL BANK, as administrative agent for the Lenders a party to the Revolving Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).  Capitalized terms as used and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Revolving Credit Agreement.

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit Agreement, dated as of December 17, 2001 (as heretofore amended or otherwise amended, modified, or amended and restated and in effect immediately prior to the date hereof, the “Revolving Credit Agreement”; the Revolving Credit Agreement as further amended by this Amendment, the “Amended Revolving Credit Agreement”);

WHEREAS, it is the intent of the parties hereto that this Amendment amend and restate in its entirety that certain Amendment No. 4 to the Revolving Credit Agreement, dated as of February 17, 2004, between the Borrower, the Lenders and the Administrative Agent (the “Existing Amendment No. 4”) and that from the date hereof, the Existing Amendment No. 4 be amended and restated in its entirety as set forth herein;

WHEREAS, the Borrower has requested that the Lenders (a) amend the Revolving Credit Agreement to increase the Total Commitment, (b) extend the Revolving Credit Loan Maturity Date, (c) permit the 2004 Refinancing (as defined below) and (d)  agree to certain other amendments and modifications to the Revolving Credit Agreement, in each case as set forth herein;

WHEREAS, pursuant to the terms, subject to the conditions and in reliance on the representations and warranties contained in this Amendment, the undersigned Lenders are prepared to (a) amend the Revolving Credit Agreement to increase the Total Commitment, (b) extend the Revolving Credit Loan Maturity Date, (c) permit the 2004 Refinancing and (d)  agree to certain other amendments and modifications to the Revolving Credit Agreement, in each case as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

SECTION 1.  Amendment to Revolving Credit Agreement.

1.1.         Amendment to Schedules.

(a)           Schedule 1(a) to the Revolving Credit Agreement is hereby amended by amended and restating in its entirety by replacing the table located therein as follows:

LENDER	COMMITMENT ($)

FLEET NATIONAL BANK	15,000,000
100 Federal Street
Boston, Massachusetts 02110

CITIZEN’S BANK	12,000,000
28 State Street
Boston, Massachusetts 02109

BANKNORTH, N.A.
1441 Main Street	8,000,000
Springfield, Massachusetts 01103

TOTAL	35,000,000

1.2.         Certain Defined Terms.  Section 1.1 of the Revolving Credit Agreement is hereby amended as follows:

(a)           by inserting the following new defined term in the appropriate alphabetical sequence in such Section 1.1:

“Deferred Compensation.  Payments of salary and compensation by Borrower in connection with Borrower’s deferred compensation plan.”

“Fourth Amendment Effective Date.  The date on which all conditions precedent to the Fourth Amendment hereto shall have been satisfied or waived by the Lenders.”

“New Senior Notes.  The senior notes issued pursuant to the New Senior Note Indenture.”

“New Senior Note Indenture. The indenture by and among the Borrower and an indenture trustee, pursuant to which up to $175,000,000 of New Senior Notes have been issued or will be issued on terms no less favorable to the Borrower than the Senior Note Indenture.”

“Initial Closing Date.  December 17, 2001.”

“Rabbi Trust.  Any trust established for the satisfaction of obligations of any of the Borrower or its Subsidiaries for Deferred Compensation, the terms of which trust will not, at any time, result in obligations being treated as funded under applicable Department of Labor or Internal Revenue guidelines as of the Fourth Amendment Effective Date.”

“Refinancing Indebtedness.  Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness including Indebtedness that refinances other Refinancing Indebtedness; provided, however, that (1) the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being refinanced, (2) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus the amount of accrued and unpaid interest on the Indebtedness being refinanced, any premium paid to the holders of the Indebtedness being refinanced and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness and (3) the material terms of such Refinancing Indebtedness shall be on terms which are not materially more onerous on the Borrower than the terms in the Indebtedness being refinanced.”

“2004 Refinancing.  The refinancing of the Senior Notes issued with the proceeds of the New Senior Notes and not more than $13,000,000 of Revolving Credit Loans.”

(b)           by amending and restating in their entirety the definitions of “Consolidated Net Income (or Deficit)”, “Change of Control”, “Excess Cash Flow”, “Fixed Charge Coverage Ratio”, “Revolving Credit Loan Maturity Date” and “Total Commitment” as follows:

“Consolidated Net Income (or Deficit).  The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, after eliminating therefrom all extraordinary nonrecurring items of income, each as determined in accordance with GAAP and excluding therefrom any charges associated with the 2004 Refinancing.”

“Excess Cash Flow.  For each fiscal year of the Borrower commencing with the Borrower’s 2004 fiscal year, the excess (if any), of (a) Consolidated EBITDA for such fiscal year, less, (b) the sum (for such fiscal year) of (i) Consolidated Total Interest Expense actually paid in cash by the Borrower and its Subsidiaries, (ii) actual and accrued scheduled principal repayments, (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) (A) Capital Expenditures and (B) Growth Capital Expenditures made in connection with any Permitted Acquisition (excluding Growth Capital Expenditures in an amount equal to such portion of such Permitted Acquisition paid for with the proceeds of Indebtedness permitted pursuant to §9.1(c)(ii)), in each case actually made by the Borrower and its Subsidiaries in such fiscal year, and (v) any net increase (or, minus, any net decrease) in Consolidated Working Capital from the end of the prior fiscal year.”

“Fixed Charge Coverage Ratio.  As of any date of determination, the ratio of (a) Consolidated EBITDAR, minus, the sum of (b)(i) Capital Expenditures (excluding Capital Expenditures made during the Borrower’s 2003 and 2004 fiscal years in connection with the lease of a new Micros POS system not to exceed $5,000,000), and (ii) cash income tax expense, to, the sum of (w) Consolidated Total Interest Expense payable in cash, (x) actual and accrued scheduled principal repayments of Indebtedness made or accrued during such period, (y) Rental Expense and (z) mandatory cash contributions made by the Borrower to any of its pension plans due to changes in fair market value of pension plan assets (to the extent not already deducted in the calculation of Consolidated EBITDA).”

“Revolving Credit Loan Maturity Date.  June 30, 2007.”

“Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time, and which shall be in the aggregate principal amount not to exceed $35,000,000.”

(c)           by deleting in its entirety the definition of “Permitted Excess Cash Flow Prepayments”.

1.3.         Mandatory Repayments of Revolving Credit Loans.  Section 3.2(c) of the Revolving Credit Agreement is hereby amended by deleting the phrase “2002 calendar year” located therein and replacing it with the phrase “2005 calendar year”.

1.4.         Use of Proceeds.  Section 7.17.1 of the Revolving Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

“7.17.1.                  General. The proceeds of the Loans shall be used for working capital, capital expenditures (to the extent permitted in §10.2 of this Credit Agreement) and general corporate purposes.  For the avoidance of doubt, proceeds of the Loans shall not be used for the repurchase of more than $13,000,000 of the New Senior Notes.”

1.5.         Restrictions on Indebtedness.

(a)           Section 9.1 of the Revolving Credit Agreement is hereby amended by amending and restating clause (c) in its entirety with the following:

“(c) Indebtedness incurred in connection with (i) the acquisition after the Initial Closing Date of any real or personal property by the Borrower or any Restricted Subsidiary or under any Capitalized Lease, provided that (A) the aggregate principal amount of such Indebtedness of the Borrower and its Restricted Subsidiaries incurred after the Fourth Amendment Effective Date shall not exceed the aggregate amount of $10,000,000 at any one time during the period beginning on the Fourth Amendment Effective Date and ending on the Revolving Credit Loan Maturity Date and (B) the Borrower and its Restricted Subsidiaries shall not incur such Indebtedness in an aggregate amount greater than $4,000,000 per fiscal year, and (ii) a Permitted Acquisition;”.

(b)           Section 9.1 of the Revolving Credit Agreement is hereby amended by inserting the following additional clauses at the end of such Section:

“(o)               Indebtedness pursuant to the New Senior Notes and guarantees thereof by Subsidiaries and Refinancing Indebtedness in respect of the foregoing.”

1.6.         Restricted Payments.  Section 9.4 of the Revolving Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

“9.4.       Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payments other than (a) payments of salary and compensation to employees and members of the Board of Directors of the Borrower and its

Subsidiaries in the ordinary course of business and consistent with past practices or as Deferred Compensation, (b) payments of Fees and expenses payable pursuant to this Credit Agreement, and (c) payments to suppliers and customers in the ordinary course of business and consistent with past practices.”

1.7.         Permitted Liens.  Section 9.2.1 of the Revolving Credit Agreement is hereby amended by inserting the following additional clause at the end of such Section:

“(xx) transfers to any Rabbi Trust in an aggregate amount not to exceed $10,000,000 at any time outstanding.”

1.8.         Restrictions on Investments.  Section 9.3(b) of the Revolving Credit Agreement is hereby amended by amending and restating it in its entirety as follows:

“(b) Investments with respect to Indebtedness permitted by §§ 9.1(d), (g), (h), (i), (j), (k), (l), and (o) and transfers permitted by §9.2.1(xx);”.

1.9.         Prepayments; Modification of Certain Documents.  Section 9.8 of the Revolving Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

“9.8. Prepayments; Modification of Certain Documents.

(a)   The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem or repurchase any of the Indebtedness outstanding under the New Senior Note Indenture, other than in connection with a refinancing thereof with Refinancing Indebtedness.

(b)   The Borrower will not, and will not permit any of its Subsidiaries to, consent to or enter into any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (i) the New Senior Note Indenture, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the New Senior Notes and which (A) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such New Senior Note Indenture, (B) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such New Senior Note Indenture or (C) makes the covenants, events of default or remedies in such New Senior Note Indenture less restrictive on the Borrower, or (ii) any Sale-Leaseback Transaction Documents or FFCA Mortgage Financing Documents, in each case in any manner that is adverse in any respect to the Lenders unless consented to in writing prior thereto by the Required Lenders.”

1.10.       Interest Coverage.  Section 10.1 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of such Section 10.1 as follows:

“Period	Ratio

Second and Third Fiscal Quarters of 2004	2.20:1.00

Fourth Fiscal Quarter of 2004 and First Fiscal Quarter of 2005	2.25:1.00

Second and Third Fiscal Quarters of 2005	2.30:1.00

Fourth Fiscal Quarter of 2005 through the Third Fiscal Quarter of 2006	2.50:1.00

Fourth Fiscal Quarter of 2006 and each fiscal quarter thereafter	2.75:1.00

1.11.       Capital Expenditures.  Section 10.2 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety such Section as follows:

“10.2.     Capital Expenditures.  The Borrower will not make, or permit any Subsidiary of the Borrower to make (a) Growth Capital Expenditures that exceed, in the aggregate, $7,000,000 per fiscal year, or (b) Capital Expenditures in any fiscal year that exceed, in the aggregate, the amount set forth below opposite such fiscal year and such amount shall include any Growth Capital Expenditures during such fiscal year (provided, that if the Borrower and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any one fiscal year (beginning with unutilized Capital Expenditures permitted in fiscal year 2003), so long as no Default or Event of Default exists or would be caused thereby, the Borrower may carry forward to the immediately succeeding fiscal year $1,000,000 of such unutilized amount (with Capital Expenditures made by the Borrower or any Subsidiary of the Borrower in such succeeding fiscal year applied last to such unutilized amount)):

Fiscal Year	Capital Expenditures
2003	$21,000,000
2004	$32,000,000
2005	$30,000,000
2006	$30,000,000
2007	$30,000,000

1.12.       Minimum EBITDA.  Section 10.3(a) of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of such Section 10.3(a) as follows:

“Period	Amount

Second Fiscal Quarter of 2004 through the Fourth Fiscal Quarter of 2005	$52,000,000

First Fiscal Quarter of 2006 and each fiscal quarter thereafter	$55,000,000”

1.13.       Leverage Ratio.  Section 10.4 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of Section 10.4 as follows:

“Period	Ratio

Second and Third Fiscal Quarters of 2004	4.75:1.00

Fourth Fiscal Quarter of 2004 and First and Second Fiscal Quarters of 2005	4.50:1.00

Third Fiscal Quarter of 2005 through the Second Fiscal Quarter of 2006	4.25:1.00

Third Fiscal Quarter of 2006 and each fiscal quarter thereafter	4.00:1.00”

1.14.       Fixed Charge Coverage Ratio.  Section 10.6 of the Revolving Credit Agreement is hereby amended by amending and restating in its entirety the table set forth at the end of Section 10.6 as follows:

“Period	Ratio

Second Fiscal Quarter of 2004 through the First Fiscal Quarter of 2005	1.00:1.00

Second Fiscal Quarter of 2005 and each fiscal quarter thereafter	1.05:1.00’

1.15.       Replacement of Senior Note Indenture with New Senior Note Indenture.  The Revolving Credit Agreement is hereby amend by replacing each reference to “Senior Note Indenture” contained in Sections 8.5.1 and 13.1(f)  with the term “New Senior Note Indenture”.

SECTION 2.  Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and each Lender, on and as of the date hereof, as follows:

(a)           This Amendment has been duly executed and delivered by the Borrower.  The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Amended Revolving Credit Agreement have been duly authorized by proper corporate or other proceedings by the Borrower, and this Amendment and the Amended Revolving Credit Agreement constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)           No Default or Event of Default exists on the date hereof after giving effect to the amendments to the Revolving Credit Agreement effected hereby.

SECTION 3.  Effectiveness.  This Amendment shall be deemed to be effective as of the Fourth Amendment Effective Date only upon satisfaction of each of the following conditions precedent to the Administrative Agent’s reasonable satisfaction, in each case on or prior to (or contemporaneously with) the Fourth Amendment Effective Date:

(a)           Amendment to Revolving Credit Agreement.  The Administrative Agent shall have received duly executed counterpart signature pages to (1) this Amendment from each of the Borrower and the Lenders and (2) the amended and restated Revolving Credit Notes from the Borrower in favor of each of the Lenders, dated as of the Fourth Amendment Effective Date and reflecting the amended amounts set forth on Schedule 1(a) of the Amended Revolving Credit Agreement (the “Amended Notes”; together with this Amendment shall be referred to herein as the “Amendment Documents”).  The prior Revolving Credit Notes executed by the Borrower in favor of each of the Lenders, dated as of the Initial Closing Date, shall be exchanged for the Amended Notes in a manner, and on terms and conditions, reasonably satisfactory to the Administrative Agent.  The Amendment Documents shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Costs and Expenses.  The Borrower shall pay, in accordance with Section 16.2 of the Revolving Credit Agreement, all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Amendment, including, but not limited to, the reasonable fees, expenses and disbursements of Bingham McCutchen LLP.

(c)           2004 Refinancing.  (i) The New Senior Notes shall have been issued by the Borrower pursuant to the New Senior Notes Indenture for gross proceeds of not less than $175,000,000 and (ii) the Senior Notes shall have been repurchased on the Fourth Amendment Effective Date (or, to the extent not repurchased on such date, a notice of redemption shall have been delivered to the trustee for the Senior Notes calling the remaining Senior Notes for redemption within 60 days of the Fourth Amendment Effective Date).

(d)           Opinion of Counsel.  The Administrative Agent shall have received from each of (i) Mayer, Brown, Rowe & Maw LLP, counsel to the Borrower, and (ii) Choate, Hall & Stewart, counsel to the Borrower, a favorable legal opinion addressed to the Administrative Agent and each of the Lenders and dated the Fourth Amendment Effective Date, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e)           Fees.  The Administrative Agent shall have received from the Borrower the (1)  fee (the “Amendment Fee”) in the amount of (A) $225,000 for the pro rata account of the

Lenders based upon their Commitments immediately prior to the Fourth Amendment Effective Date and (B) $50,000 for the pro rata account of the Lenders based upon their increase in Commitment in connection with this Amendment and (2) the arrangement fee for the Administrative Agent’s own account as set forth in that certain letter agreement, dated as of the date hereof, between the Borrower and Administrative Agent.

(f)            Certified Copies of Governing Documents and New Senior Note Indenture. The Administrative Agent shall have received from the Borrower a certificate of a duly authorized officer of the Borrower, dated as of the Fourth Amendment Effective Date, certifying that no amendments to any of (1) its charter or other organizational documents as in effect on such date of certification, (2) its by-laws or limited liability company agreement (as the case may be), have occurred since the Initial Closing Date and (3) the New Senior Note Indenture and documents executed in connection therewith.

(g)           Corporate or Other Action; Corporate Structure. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of the Amendment Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders. The Administrative Agent shall be reasonably satisfied with the New Senior Note Indenture and all aspects of the transactions contemplated by the Amendment Documents.

(h)           Incumbency Certificates. Each of the Lenders shall have received from the Borrower an incumbency certificate, dated as of the Fourth Amendment Effective Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Borrower, each of the Amendment Documents to which the Borrower is or is to become a party.

(i)            Minimum EBITDA.  The Borrower’s Consolidated EBITDA for the fiscal year ending December 28, 2003 shall not be less than $54,000,000.

(j)            Leverage Ratio.  The Leverage Ratio for the Reference Period ending December 28, 2003 shall not exceed 4.5:1.00.

SECTION 4.  Applicable Law.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

SECTION 5.  Ratification by Guarantors.  By their signatures below, Friendly’s Restaurants Franchise, Inc. and Friendly’s International, Inc. (collectively, the “Guarantors”) (a) ratify and confirm that certain Guaranty dated as of the Initial Closing Date delivered by Guarantors in connection with the Revolving Credit Agreement (the “Guaranty”), (b) represent the Guaranty is in full force and effect and (c) acknowledge that the obligations and liability of the Guarantors thereunder have not been affected, diminished or impaired in any manner.

SECTION 6.  Miscellaneous.

6.1.         From and after the date hereof, this Amendment shall be deemed a Loan Document for all purposes of the Revolving Credit Agreement and the other Loan Documents and each reference to Loan Documents in the Revolving Credit Agreement and the other Loan Documents shall be deemed to include this Amendment.  This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6.2.         Except as expressly provided herein, (a) this Amendment shall not limit the rights of or otherwise adversely affect the Lenders under the Revolving Credit Agreement or any other Loan Document, and (b) the Lenders reserve the right to insist on strict compliance with the terms of the Revolving Credit Agreement and the other Loan Documents, and the Borrower expressly acknowledges such reservation of rights.  The grant of the consent and waiver herein will not, either alone or taken with other waivers of provisions of the Revolving Credit Agreement or any other Loan Document or consents with respect thereto, be deemed to create or be evidence of a course of conduct.  Any future or additional waiver of any provision of the Revolving Credit Agreement, or of any other Loan Document to which the Lenders are a party or have consented, or consent with respect thereto shall be effective only if set forth in a writing separate and distinct from this Amendment and duly executed by such parties as are required by Section 16.12 of the Revolving Credit Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed and delivered as an agreement as of the date first written above.

FRIENDLY ICE CREAM CORPORATION

By:	/s/ Paul V. Hoagland
Name: Paul V. Hoagland
Title: Executive Vice President of Administration
and Chief Financial Officer

FLEET NATIONAL BANK,
individually and as Administrative Agent
and as Lender

By:	/s/: Robert W. MacEthiney
Name: Robert W. MacEthiney
Title: Director

CITIZENS BANK,
individually and as Lender

By:	/s/ Cindy Chen
Name: Cindy Chen
Title: Vice President

BANKNORTH, N.A.,
individually and as Lender

By:	/s/ Maria P. Goncalves
Name: Maria P. Goncalves
Title: Vice President

SECTION 6 AGREED TO AND ACCEPTED:

FRIENDLY’S RESTAURANTS FRANCHISE, INC.,
as Guarantor

By:	/s/ Paul V. Hoagland
Name: Paul V. Hoagland
Title: Executive Vice President of Administration
and Chief Financial Officer

FRIENDLY’S INTERNATIONAL, INC.,
as Guarantor

By:	/s/ Paul V. Hoagland
Name: Paul V. Hoagland
Title: Executive Vice President of Administration
and Chief Financial Officer